EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-59490) pertaining to the 2000 Stock Option Plan of eXegenics Inc., formerly Cytoclonal Pharmaceutics, Inc. and the Registration Statement (Form S-8 No. 333-86201) pertaining to the 1996 Stock Option Plan of eXegenics Inc. and related prospectuses of our report dated February 28, 2003, with respect to the 2002 financial statements of eXegenics Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

ERNST & YOUNG LLP
Dallas, Texas
April 14, 2005